Smart Sand, Inc. Announces Third Quarter 2018 Results

•	3Q 2018 revenue of $63.1 million, a 16% increase sequentially

•	3Q 2018 total tons sold of 823,000, the second highest quarterly sales volume in Company history

•	3Q 2018 net income of $12.1 million, an increase of 21% sequentially

•	3Q 2018 Adjusted EBITDA of $22.1 million, an increase of 15% sequentially

•	We have ramped up manufacturing of our wellsite storage solutions and we are now a fully integrated frac sand services company

•	Our board of directors has authorized the repurchase of up to 2,000,000 shares of the Company’s common stock.
THE WOODLANDS, Texas, November 8, 2018 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a low-cost producer of high quality Northern White raw frac sand and fully integrated frac sand services Company, today announced results for the third quarter ended September 30, 2018.
Charles Young, Chief Executive Officer stated, “I’m pleased to report that Smart Sand has had another good quarter on multiple fronts.  We had strong financial results despite some market slowdown late in the quarter, we substantially ramped up our sales volumes through our Van Hook Terminal and we began manufacturing our first wellsite storage systems to be deployed in the field under our service model.
We’ve now completed our first fleet of silos and we’re looking to have our first wellsite storage systems operating in the field in late Q4 2018 or early Q1 2019. Smart Sand is now a fully integrated frac sand services Company that offers complete ‘mine to wellsite solutions.’
Our Van Hook terminal in the Bakken has seen an uptick in activity, up over 97% sequentially since going live in the 2nd quarter of this year. We are looking to replicate this in other basins, particularly the Marcellus. We believe the benefits of our long-term growth strategy for in-basin delivery of sand are new contracted customers, increased spot sales, incremental margin from logistics services, and increased opportunities to market our wellsite storage solutions.
Regarding the share repurchase, we believe the current share price doesn’t accurately reflect Smart Sand’s present value or its long-term growth potential. Therefore, repurchasing the Company’s shares now represents an excellent investment opportunity for both the Company and our shareholders.”
Third Quarter 2018 Highlights
Revenues were $63.1 million in the third quarter of 2018, a 16% increase compared to second quarter 2018 revenues of $54.4 million. Third quarter 2018 revenues increased by 61% compared to third quarter 2017 revenues of $39.3 million. The increase in revenues over the previous quarter was attributed to an increase in average selling price per ton, driven by pricing adjustments in our contracted prices for changes in the price of oil. The increase in revenues year over year was primarily due to higher sales volumes and a higher average selling price per ton sold.
Overall tons sold were approximately 823,000 in the third quarter of 2018, just short of our record 839,000 tons sold last quarter and a 26% increase over the 653,000 tons sold in the third quarter 2017.
Net income was $12.1 million, or $0.30 per basic and diluted share, for the third quarter of 2018, compared with net income of $10.0 million, or $0.25 per basic and diluted share, for the second quarter of 2018 and net income of $7.0 million, or $0.17 per basic and diluted share, for the third quarter of 2017.

Adjusted EBITDA was $22.1 million for the third quarter of 2018 compared to $11.6 million during the same period last year, an increase of 90% year over year, and an increase of 15% compared to second quarter 2018 Adjusted EBITDA of $19.3 million. The increase in Adjusted EBITDA compared to the second quarter of 2018 was primarily due to higher selling price per ton despite the slightly lower total tons sold. The increase in Adjusted EBITDA compared to the third quarter of 2017 was primarily due to higher sales volumes and a higher average selling price per ton sold, partially offset by increased transportation and labor costs.
Capital Expenditures
Smart Sand’s capital expenditures totaled $14.9 million for the third quarter ended September 30, 2018, primarily related to completing expansion projects at our Oakdale sand processing facility, our investment in various enhancement and cost improvement projects, our terminal investment in the Bakken, and the manufacture of our wellsite storage solutions systems. The Company estimates that full year 2018 capital expenditures will be approximately $125 million to $135 million, excluding any additional acquisitions. This range of investment gives consideration to the acquisitions of Quickthree Solutions, Inc. and the Van Hook Terminal. At September 30, 2018, the Company had approximately $1.2 million of cash on hand and $15.5 million available under its credit facility to support liquidity needs in 2018.
Share Repurchase
Smart Sand’s board of directors has authorized a share repurchase program pursuant to which the Company may repurchase up to 2,000,000 shares of the Company’s common stock through the twelve month period following the announcement of such program. As of November 1, 2018, the Company had 41,603,817 shares outstanding. The share repurchases may occur from time to time through open market purchases at prevailing market prices or through privately negotiated transactions as permitted by securities laws and other legal requirements. The Company expects to fund these share repurchases with cash from operations and potential borrowings under the credit facility. The program allows the Company to repurchase its shares at its discretion. Market conditions, price, corporate and regulatory requirements, alternative investment opportunities, and other economic conditions will influence the timing of the buyback and the number of shares repurchased. The program does not obligate the Company to repurchase any specific number of shares and, subject to compliance with applicable securities laws and other legal requirements, may be suspended or terminated at any time without prior notice.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, November 8th, 2018 at 10:00 a.m. Eastern Time to discuss the Company’s third quarter 2018 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 7976245. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 7976245.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2017, filed by the Company with the U.S. Securities and Exchange Commission on March 15, 2018.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac sand services Company, offering complete mine to wellsite solutions for our customers. We produce low-cost, high quality Northern White raw frac sand and provide our customers with frac sand logistics solutions from the mine to the wellsite. Northern White raw frac sand is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. We also offer logistics solutions to our customers through our in-basin transloading terminal and wellsite storage capabilities. We own and operate a raw frac sand mine and related processing facility near Oakdale, Wisconsin, at which we have approximately 321 million tons of proven recoverable sand reserves as of December 31, 2017. We began operations with 1.1 million tons of annual nameplate processing capacity in July 2012. After several expansions, our current wet and dry plant nameplate processing capacity at our Oakdale facility is approximately 5.5 million tons of raw frac sand per year. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$63,146	$54,448	$39,329
Cost of goods sold	40,595	34,678	26,297
Gross profit	22,551	19,770	13,032
Operating expenses:
Salaries, benefits and payroll taxes	3,232	2,790	1,838
Depreciation and amortization	501	476	148
Selling, general and administrative	3,512	3,595	2,275
Gain on contingent consideration	(2,100)	—	—
Total operating expenses	5,145	6,861	4,261
Operating income	17,406	12,909	8,771
Other income (expenses):
Interest expense, net	(758)	(500)	(114)
Other income	90	25	76
Total other income (expenses), net	(668)	(475)	(38)
Income before income tax expense	16,738	12,434	8,733
Income tax expense	4,613	2,413	1,686
Net income	$12,125	$10,021	$7,047

Net income per common share:
Basic	0.30	$0.25	$0.17
Diluted	0.30	$0.25	$0.17
Weighted-average number of common shares:
Basic	40,541	40,499	40,384
Diluted	40,551	40,550	40,416

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,186	$34,740
Restricted cash	—	487
Accounts receivable	29,666	23,377
Unbilled receivables	1,424	1,192
Inventories	16,402	9,532
Prepaid expenses and other current assets	4,867	3,849
Total current assets	53,545	73,177
Property, plant and equipment, net	233,181	171,762
Intangible assets, net	19,398	—
Goodwill	16,935	—
Deferred financing costs, net	388	892
Other assets	3,455	971
Total assets	$326,902	$246,802

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,798	$26,123
Accrued and other expenses	16,394	7,576
Deferred revenue	4,030	—
Current portion of equipment financing obligations	8	572
Current portion of notes payable	—	288
Total current liabilities	31,230	34,559
Revolving credit facility, net	44,190	—
Deferred tax liabilities, long-term, net	20,497	13,239
Asset retirement obligation	8,654	8,982
Contingent consideration	7,100	—
Total liabilities	111,671	56,780

Stockholders’ equity
Common stock	40	40
Treasury stock, at cost	(840)	(666)
Additional paid-in capital	161,375	159,059
Retained earnings	54,710	31,589
Accumulated other comprehensive loss	(54)	—
Total stockholders’ equity	215,231	190,022
Total liabilities and stockholders’ equity	$326,902	$246,802

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out and contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•	our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
Net income	$12,125	$10,021	$7,047
Depreciation, depletion and amortization	4,929	4,296	1,756
Income tax expense	4,612	2,413	1,686
Interest expense	760	509	172
Franchise taxes	54	109	70
EBITDA	$22,480	$17,348	$10,731
Loss on sale of fixed assets (1)	253	—	30
Integration and transition costs (2)	—	—	16
Equity compensation (3)	791	668	516
Acquisition and development costs (4)	(1,723)	914	79
Cash charges related to restructuring and retention (5)	198	270	239
Non-cash charges (6)	139	57	20
Adjusted EBITDA	$22,138	$19,257	$11,631

(1)	Includes losses related to the sale and disposal of certain assets in property, plant and equipment.

(2)	Includes integration and transition costs associated with specified transactions.

(3)	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(4)
Represents costs incurred related to the business combinations and current development project activities. The three months ended September 30, 2018 includes $2.1 million gain on contingent consideration, the three months ended June 30, 2018 includes $0.8 million of costs related to the acquisition of substantially all of the assets of Quickthree Solutions, Inc.

(5)	Represents costs associated with the retention and relocation of employees.

(6)	Represents accretion of asset retirement obligations.
____________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
We believe that a transition to reporting contribution margin and contribution margin per ton sold will provide a better performance metric to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base. As such, we believe that it is no longer relevant to report production costs or production costs per ton on a standalone basis.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
Revenue	$63,146	$54,448	$39,329
Cost of goods sold	40,595	34,678	26,297
Gross profit	22,551	19,770	13,032
Depreciation, depletion, and accretion of asset retirement obligations	4,567	3,878	1,628
Contribution margin	$27,118	$23,648	$14,660
Contribution margin per ton	$32.95	$28.19	$22.45
Total tons sold	823	839	653

Investor Contacts
Lee Beckelman
CFO
(281) 231-2660
LBeckelman@smartsand.com